Exhibit 99.3

		InPlay Technologies

	Proforma Unaudited Condensed Consolidated Statement of Operations
		For the Year Ended December 31, 2004

	InPlay	FinePoint	Pro Forma		Pro Forma
	Technologies	Innovations	Adjustments		Consolidated
NET REVENUE	$1,757,053	$1,144,710			$2,901,763

COST OF GOODS SOLD	187,547	210,750			398,297

GROSS PROFIT	1,569,506	933,960			2,503,466

OPERATING EXPENSES
Selling general and administrative	1,907,034	636,601	$61,775	(1)	2,605,410
Research, development and commerical application engineering	472,485	557,200	(11,526	)(2)	1,018,159

Total operating expenses	2,379,519	1,193,801	50,249		3,623,569

LOSS FROM OPERATIONS	(810,013)	(259,841)	(50,249)		(1,120,103)

OTHER (EXPENSE) INCOME:
Impairment loss on note receivable	(500,000)	—	—		(500,000)
Interest and other income — net	37,935	(13,356)	(15,887	)(3)	8,692

NET LOSS	$(1,272,078)	$(273,197)	$(66,136)		$(1,611,411)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.13)				$(0.16)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	9,603,717		567,611	(4)	10,171,328

(1) Primarily reflects additional amortization of intangibles resulting from the acquisition of FinePoint Innovations, Inc.
(2) Reflects the reduction in depreciation expense due to the reduction to fair market value of property and equipment acquired related to research and development.
(3) Reflects the elimination of interest expense on FinePoint debt that was settled upon the acquisition of FinePoint and the elimination of interest income on the $566,855 of cash that was paid to acquire FinePoint.
(4) Reflects the issuance of 567,611 shares of common stock in connection with the acquisition of FinePoint.